CMA Muni-State Municipal Series Trust
Series Number: 10
File Number: 811-5011
CIK Number: 810598
CMA Michigan Municipal Money Fund
For the Period Ending: 09/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended September 30, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/29/2001	$ 4,000	Puerto Rico Comwlth	2.95%	12/01/2015
08/10/2001	4,000	Puerto Rico Comwlth	2.95	12/01/2015
08/21/2001	7,800	Puerto Rico Comwlth	2.95	12/01/2015

Last Updated on 11/29/2001
By Win95 User